Exhibit 99.(j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation in this Registration Statement on Form N-1A of our report dated November 4, 2020, relating to the financial statement of 2nd Vote Funds comprising 2ndVote Life Neutral Plus ETF as of October 30, 2020, and to the references to our firm under the headings “Independent Registered Public Accounting Firm” in the Prospectus and “Accounting Service Provider” in the Statement of Additional Information.

/s/ Cohen & Company

Cohen & Company, Ltd.

Cleveland, Ohio

November 4, 2020